EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Company Contacts Investors: James Zeumer (248) 433-4597 email: jim.zeumer@pulte.com Media: Mark Marymee (248) 433-4648 email: mark.marymee@pulte.com
PULTE HOMES REPORTS SECOND QUARTER 2006 FINANCIAL RESULTS
•	Second Quarter Income from Continuing Operations Totals $243.9 Million, or $.94 Per Diluted Share
•	Consolidated Revenues for the Quarter Climb 3% to $3.4 Billion
•	Q2 Unit Home Settlements Decline 3% to 9,879 Homes; Average Sales Price Per Home Up 8% to $335,000
•	Contract Backlog Valued at $6.9 Billion, Representing 19,516 Homes
•	Full Year 2006 Earnings Targeted in the Range of $4.00 to $4.30 Per Diluted Share
          Bloomfield Hills, MI, July 26, 2006 – Pulte Homes (NYSE: PHM) announced today financial results for its second quarter and six months ended June 30, 2006. For the quarter, income from continuing operations declined 20% to $243.9 million, compared with $305.2 million for the prior year second quarter. Second quarter earnings from continuing operations of $.94 per diluted share represents a decrease of 19%, compared with prior year earnings of $1.16 per diluted share. Consolidated revenues for the quarter were $3.4 billion, an increase of 3% over prior year revenues of $3.3 billion.
          “Our second quarter results reflect the changing dynamics being experienced in the homebuilding industry,” said Richard J. Dugas, Jr., President and CEO of Pulte Homes. “After several years of limited house inventory and robust demand, the supply of homes for sale continues to increase, while greater buyer uncertainty about purchasing a home at this time is being further impacted by their inability to sell existing homes and the effect higher prices and interest rates are having on overall affordability.
          “We continue to adjust key business tactics to effectively meet the more challenging operating environment we face in many markets today. Based on current market conditions, we expect full year earnings to be in the range of $4.00 to $4.30 per diluted share,” said Dugas.

Second Quarter Results
          Revenues from homebuilding settlements increased 5% to a second-quarter record of $3.3 billion. Higher revenues for the quarter resulted from an 8% increase in average selling price to $335,000, partially offset by a 3% decrease in closings to 9,879 homes. The increase in average selling price reflects a combination of price increases and changes in the mix of product closed during the period.
          Second quarter homebuilding pretax income declined 24% to $380.8 million, compared with prior year pretax income of $499.4 million. Pretax income for the period was negatively impacted by a 270 basis point decline in gross margins to 21.1%, which was partially offset by a 50 basis point decrease in SG&A expenses as a percent of home settlement revenues. Homebuilding pretax income for the second quarter of 2006 is inclusive of approximately $62 million of charges resulting from adjustments to land inventory and land held for sale, and the write- off of deposits and pre-acquisition costs associated with land transactions the Company no longer plans to pursue.
          Net new home orders for the quarter were 9,455 homes, valued at $3.1 billion, which represent declines of 30% and 29%, respectively, from prior year second-quarter results. Pulte Homes’ backlog as of June 30, 2006, was valued at $6.9 billion (19,516 homes), compared with a value of $7.8 billion (23,351 homes) last year.
          The Company’s financial services operations reported second quarter pretax income of $15.1 million, essentially unchanged from prior year pretax income of $15.5 million. Second quarter originations of 9,498 loans was comparable to the prior year, while the dollar value increased 11% to $2 billion. Mortgage capture rate for the quarter was 91%, compared with 88% for the same quarter last year.
Six Month Results
          For the six months ended June 30, 2006, Pulte Homes’ income from continuing operations was $506.5 million, compared with prior year income from continuing operations of $522.7 million. Earnings from continuing operations for the first six months were $1.95 per diluted share, a decrease of 2% from prior year earnings of $1.99 per diluted share. Consolidated revenues for the period were $6.3 billion, up from $5.8 billion for the first six months of last year.
          Revenues from homebuilding settlements for the period were a record $6.2 billion, up 10% over the prior year. Higher revenues for the period resulted from a 9% increase in average selling price to $335,000, combined with a 1% increase in the number of homes closed. The increase in average selling price for the period reflects a combination of price increases and a change in the mix of product closed during the period.
          Six month homebuilding pretax income declined 12% to $758.4 million, compared with prior year pretax income of $859 million. Pretax margins as a percentage of home settlement revenues for the period decreased 310 basis points to 12.2%, driven by a 210 basis point decline in gross margins from home sales and lower land profitability, partially offset by a 40 basis point reduction in SG&A expense as a percent of home settlement revenues.

          For the first six months, Pulte’s financial services operations reported pretax income of $64.4 million, compared with $25.6 million in the prior year. Higher loan originations for the six-month period, up 3% to 17,589 mortgages valued at $3.8 billion, and a more favorable mix of loan products originated during the period, helped to drive the improved performance. In addition, results reflect a first-quarter gain of approximately $31.6 million from the sale by Pulte Mortgage LLC of its investment in a Mexico-based mortgage-banking company.
A conference call discussing Pulte Homes’ second quarter results will be held Thursday, July 27, 2006 at 8:30 a.m. Eastern Time, and web cast live via Pulte.com. Interested investors can access the call via the Company’s home page at www.pulte.com.
          Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (1) general economic and business conditions; (2) interest rate changes and the availability of mortgage financing; (3) the relative stability of debt and equity markets; (4) competition; (5) the availability and cost of land and other raw materials used by the Company in its homebuilding operations; (6) the availability and cost of insurance covering risks associated with our business; (7) shortages and the cost of labor; (8) weather related slowdowns; (9) slow growth initiatives and/or local building moratoria; (10) governmental regulation, including the interpretation of tax, labor and environmental laws; (11) changes in consumer confidence and preferences; (12) required accounting changes; (13) terrorist acts and other acts of war; and (14) other factors over which the Company has little or no control. See our Annual Report on Form 10-K and Annual Report to Shareholders for the year ended December 31, 2005 and our other public filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business. Pulte undertakes no duty to update any forward-looking statement whether as a result of new information, future events or changes in Pulte’s expectations.
About Pulte Homes
          Pulte Homes, Inc., (NYSE: PHM), based in Bloomfield Hills, Mich., is a FORTUNE 150 company with operations in 53 markets and 27 states. In 2005, the company delivered 45,630 homes in the U.S. and generated consolidated revenues of $14.7 billion. During its 56-year history, the company has constructed more than 450,000 homes. In 2005, Pulte Homes received the most awards in the J.D. Power and Associates New Home-Builder Customer Satisfaction Study(sm), marking the sixth-straight year Pulte achieved this distinction among America’s largest homebuilding companies. Under its Del Webb brand, Pulte is the nation’s largest builder of active adult communities for people age 55 and better. Its DiVosta brand is renowned in Florida for its Built Solid™ building system and distinctive master-planned communities featuring a town-center concept. Pulte Mortgage LLC is a nationwide lender and offers Pulte customers a wide variety of loan products and superior customer service.
Websites: www.pulte.com; www.delwebb.com; www.divosta.com

Pulte Homes, Inc.
Condensed Consolidated Results
Of  Operations
(000’s omitted, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
CONSOLIDATED RESULTS:

Revenues:
Homebuilding	$3,318,055	$3,213,430	$6,232,807	$5,699,724
Financial Services	40,467	36,258	85,324	66,534
Other non-operating	445	1,257	3,412	2,505

Total Revenues	$3,358,967	$3,250,945	$6,321,543	$5,768,763

Pretax income (loss):
Homebuilding	380,822	499,402	758,405	858,971
Financial Services	15,056	15,526	64,400	25,610
Other non-operating	(8,153)	(29,106)	(17,536)	(51,862)

Income from continuing operations before income taxes	387,725	485,822	805,269	832,719

Income taxes	(143,873)	(180,635)	(298,772)	(309,985)

Income from continuing operations	$243,852	$305,187	$506,497	$522,734

(Loss) from discontinued operations	(833)	(1,476)	(833)	(781)

Net income	$243,019	$303,711	$505,664	$521,953

EARNINGS PER SHARE — ASSUMING DILUTION:

Income from continuing operations	$0.94	$1.16	$1.95	$1.99
(Loss) from discontinued operations	—	(.01)	—	—

Net income	$0.94	$1.15	$1.95	$1.98

Shares used in per share calculations	258,947	263,677	259,852	263,253

Pulte Homes, Inc.
Condensed Consolidated Balance Sheets
($000’s omitted)

	June 30,		June 30,
	2006	December 31,	2005
	(Unaudited)	2005	(Unaudited)
ASSETS
Cash and equivalents	$104,459	$1,002,268	$443,802
Unfunded settlements	54,794	156,663	70,427
House and land inventory	10,676,352	8,756,093	8,514,303
Land held for sale	397,818	257,724	182,141
Land, not owned, under option agreements	61,526	76,671	109,473
Residential mortgage loans available-for-sale	521,508	1,038,506	519,550
Investment in unconsolidated entities	222,228	301,613	242,080
Goodwill	377,040	307,693	307,693
Intangible assets, net	123,079	127,204	131,329
Other assets	1,084,889	1,023,739	1,111,207

	$13,623,693	$13,048,174	$11,632,005

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable, accrued and other liabilities	$2,519,118	$2,584,060	$2,422,782
Unsecured short-term borrowings	614,500	—	—
Collateralized short-term debt, recourse solely to applicable subsidiary assets	477,028	893,001	455,837
Income taxes	81,721	219,504	158,087
Deferred income tax liability	9,479	7,740	—
Senior notes and subordinated notes	3,537,237	3,386,527	3,510,813

Total Liabilities	7,239,083	7,090,832	6,547,519

Shareholders’ Equity	6,384,610	5,957,342	5,084,486

	$13,623,693	$13,048,174	$11,632,005

Pulte Homes, Inc.
Segment Data
($000’s omitted)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
HOMEBUILDING:
Home sales (settlements)	$3,304,960	$3,155,898	$6,193,794	$5,618,007
Land sales	13,095	57,532	39,013	81,717

Homebuilding Revenues	$3,318,055	$3,213,430	$6,232,807	$5,699,724

Home cost of sales	(2,608,042)	(2,405,353)	(4,834,008)	(4,261,821)
Land cost of sales	(32,461)	(53,527)	(53,604)	(74,286)
Selling, general & administrative expense	(265,404)	(267,327)	(550,153)	(521,758)
Other income (expense), net	(31,326)	12,179	(36,637)	17,112

Pretax income	$380,822	$499,402	$758,405	$858,971

FINANCIAL SERVICES:
Pretax income	$15,056	$15,526	$64,400	$25,610

OTHER NON-OPERATING:
Pretax loss:
Net interest income (expense)	$1,569	$(14,903)	$2,659	$(28,650)
Other expense, net	(9,722)	(14,203)	(20,195)	(23,212)

Total Other non-operating	($8,153)	$(29,106)	$(17,536)	$(51,862)

Pulte Homes, Inc.
Business Operating Data
($000’s omitted)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Homebuilding settlement revenues	$3,304,960	$3,155,898	$6,193,794	$5,618,007

Unit settlements:
Northeast	819	868	1,535	1,406
Southeast	3,018	2,952	5,522	5,283
Midwest	1,044	1,147	1,848	2,048
Central	1,627	1,538	3,057	2,464
West	3,371	3,689	6,519	7,012

	9,879	10,194	18,481	18,213

Average selling price	$335	$310	$335	$308

Unit net new orders:
Northeast	790	1,228	1,518	2,256
Southeast	2,635	3,717	6,010	7,434
Midwest	1,113	1,710	2,433	3,229
Central	1,754	2,291	3,482	3,911
West	3,163	4,635	6,737	8,818

	9,455	13,581	20,180	25,648

Unit net new orders — dollars	$3,121,000	$4,406,000	$6,804,000	$8,239,000

Unit backlog:
Northeast			1,576	2,333
Southeast			6,153	7,456
Midwest			1,972	2,458
Central			2,642	2,524
West			7,173	8,580

			19,516	23,351

Dollars in backlog			$6,911,000	$7,775,000

Pulte Homes, Inc.
Business Operating Data, continued
($000’s omitted)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
MORTGAGE ORIGINATIONS:

Origination volume	9,498	9,445	17,589	17,037

Origination principal	$2,022,600	$1,829,200	$3,766,800	$3,318,600

Capture rate percentage	91.0%	88.0%	90.2%	88.3%

Pulte Homes, Inc.
Supplemental Information
($000’s omitted)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Interest expense (income):
Homebuilding (included in home cost of sales)	$55,899	$41,103	$97,068	$71,647
Financial Services	4,846	3,269	10,147	6,070
Other non-operating	(1,124)	16,160	753	31,155

Total interest expense	$59,621	$60,532	$107,968	$108,872

Depreciation & amortization	$19,624	$14,965	$37,987	$28,698